Exhibit 99.1

Media and Investor Contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Provides Fourth Quarter 2017 Guidance and

Announces Conference Call to be Held on March 6, 2018

(Chicago – January 24, 2018) – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today provided guidance for its fourth quarter ending December 31, 2017. The Company anticipates revenue of approximately $810 million for the fourth quarter of 2017 compared to $864 million in the third quarter of 2017 and $682 million in the fourth quarter of 2016. Average selling prices in the fourth quarter of 2017 are expected to be approximately three percent higher than the third quarter of 2017. Fourth quarter shipments are expected to be approximately nine percent lower sequentially due to fewer shipping days and normal seasonal demand. Average selling prices are expected to be approximately 11 percent higher and tons sold are expected to be approximately seven percent higher compared to the fourth quarter of 2016. The Company expects fourth quarter 2017 net loss attributable to Ryerson Holding Corporation in the range of $2 million to $4 million, which includes LIFO expense of $7 million to $10 million. Estimated fourth quarter 2017 earnings guidance does not include the impact from any recent federal tax legislation changes in the United States. Adjusted EBITDA, excluding LIFO is expected to be in the range of $40 million to $42 million for the fourth quarter of 2017. Ryerson reported fourth quarter 2016 net loss attributable to Ryerson Holding Corporation of $9 million and third quarter of 2017 net income attributable to Ryerson Holding Corporation of $2 million. Adjusted EBITDA, excluding LIFO was $36 million in the fourth quarter of 2016 and $38 million in the third quarter of 2017. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

Ryerson experienced quarterly year-over-year growth in nearly all end markets, most notably in commercial ground transportation, HVAC, and oil & gas, while consumer durables experienced quarterly year-over-year demand declines. Ryerson’s end markets as measured in shipments per day showed sequential quarterly declines in nearly all sectors due to normal seasonal demand experienced in the fourth quarter.

Ryerson continues to see improved demand and pricing conditions heading into 2018. According to the Metal Service Center Institute, U.S. service center volumes increased by four percent in 2017 compared to the prior year period. Industrial production, as measured by the Federal Reserve, increased to a three-year high of 3.6 percent in December 2017. Ryerson anticipates domestic service centers to benefit from the increased demand in early 2018 compared to 2017, as the elevated import levels experienced in the first half of 2017 appear to have moderated, with November 2017 U.S. imports of carbon and stainless products down over 30 percent compared to peak levels in June 2017. Further, carbon and aluminum prices remained relatively stable in the fourth quarter compared to the third quarter of 2017. Nickel prices, a key component of stainless pricing, remain highly volatile but are up over 10 percent in mid-January from mid-December, which could positively impact stainless steel prices in the first half of 2018.

Ryerson Holding Corporation’s Fourth Quarter 2017 Conference Call Details

Ryerson will host a conference call to discuss fourth quarter 2017 results on Tuesday, March 6, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. Ryerson will report earnings after the market closes on Monday, March 5.

DATE:	Tuesday, March 6, 2018

TIME:	10:00 a.m. ET / 9:00 a.m. CT

DIAL-IN:	833-241-7253 (Domestic) / 647-689-4217 (International)

CONFERENCE ID:	5372519

An online replay of the call will be posted on the investor relations website, ir.ryerson.com, and remain available for 90 days.

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson employs around 3,600 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Set forth below is a reconciliation of our anticipated net loss attributable to Ryerson Holding Corporation to our Adjusted EBITDA and our Adjusted EBITDA, excluding LIFO expense.

	Range of Estimates
	(unaudited)
	(in millions)
	Low	High
Net loss attributable to Ryerson Holding Corporation (Note 1)	$(4)	$(2)
Interest and other expense on debt	23	23
Benefit from income taxes (Note 1)	(4)	(2)
Depreciation and amortization expense	13	13

EBITDA	$28	$32
Adjustments	2	3

Adjusted EBITDA	$30	$35

LIFO expense	10	7

Adjusted EBITDA, excluding LIFO expense	$40	$42

EBITDA represents net loss before interest and other expense on debt, benefit from income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense, to provide a means of comparison among our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, may differ from that of other companies.

Note 1: Estimated fourth quarter 2017 earnings guidance does not include the impact from any recent federal tax legislation changes in the United States.